EXHIBIT 99.1

Synacor and Qumu Announce Mutual Termination of Merger Agreement

BUFFALO, NY, and MINNEAPOLIS, MN, June 29, 2020 – Synacor, Inc. (Nasdaq: SYNC), a leading provider of cloud-based Collaboration and Identity Management software and services serving global enterprises, video, internet and communications providers, and governments, and Qumu Corporation (Nasdaq: QUMU) a leading provider of tools to create, manage, secure, distribute and measure the success of live and on-demand video for the enterprise, today announced that the companies have mutually agreed to terminate their proposed all-stock merger agreement, previously announced on February 11, 2020.

The termination was approved by the Boards of Directors of both companies.

In a joint statement, Kevin Rendino, Chairman of Synacor, and Neil Cox, Chairman of Qumu, said, “We mutually concluded after careful consideration that it would not be prudent to continue to pursue the combination and integration of our companies. We are confident this is the right decision for our shareholders, our customers and our employees. This decision will ensure each of Synacor and Qumu can dedicate the resources and focus to pursue opportunities in their respective industries and businesses.”

Additional details regarding the termination agreement will be set forth in a Current Report on Form 8-K to be filed by each of Synacor and Qumu with the Securities and Exchange Commission on June 29, 2020.

About Synacor

Synacor (Nasdaq: SYNC) is a cloud-based software and services company serving global video, internet and communications providers, device manufacturers, governments and enterprises. Synacor’s mission is to enable its customers to better engage with their consumers. Its customers use Synacor’s technology platforms and services to scale their businesses and extend their subscriber relationships. Synacor delivers managed portals, advertising solutions, email and collaboration platforms, and cloud-based identity management. www.synacor.com

About Qumu

Qumu Corporation (Nasdaq: QUMU) is the leading provider of best-in-class tools to create, manage, secure, distribute and measure the success of live and on-demand video for the enterprise. Backed by the most trusted and experienced team in the industry, the Qumu platform enables global organizations to drive employee engagement, increase access to video, and modernize the workplace by providing a more efficient and effective way to share knowledge.

Synacor Contact:

FNK IR

Rob Fink

+1.646.809.4048

rob@fnkir.com

Meredith Roth

VP, Marketing & Corporate Communications

Synacor

+1.770.846.1911

mroth@synacor.com

Qumu Contact:

Dave Ristow

Chief Financial Officer

Qumu Corporation

+1.612.638.9045

dave.ristow@qumu.com